Exhibit 99

Magnum SRI Custom Compound Tire Equipped Truck Commences Validation Testing at the Malaysian Rubber Research Institute

PR Newswire
posted: 16 HOURS 59 MINUTES AGO

FORT LAUDERDALE, Fla., Oct. 21 /PRNewswire-FirstCall/ -- Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR), a next generation rubber recycling Solutions Company, announced today the Magnum SRI custom compound light truck tires were installed onto the pre-specified truck and driven to the Rubber Research Institute of the Malaysian Rubber Board's Tire Lab (RRI) where the "On Road" validation and testing of the tires will be carried out as per their protocol. No standard protocol currently exists to specifically deal with Magnum SRI Tires. At 14% recycled content, this is nearly 6 fold what exists today in terms of surface treated crumb in tires, whether truck or automotive. The performance specifications achieved thus far by the Magnum SRI custom compound tires clearly equal the original control specimen and is being treated as an OEM tire and tested with the same procedure(s).

We were honoured by the interest shown by the Director of the Research Facility Dr. Alias Othman and the Head of the Advance Technology Unit. Both individuals were present to witness the historic event where substantial recycled content was incorporated into a premium production tire for the very first time without any loss in properties while affording a reduction in raw material cost in-between 6% to 8% to the manufacturer.

To view Pictures taken at the RRI visit: http://magnumresources.net/gallery/?level=album&id=6

The two Magnum SRI Tires and two control tires were thoroughly marked and measured prior to the truck being driven off on its maiden 800km round trip journey. The trip will include travel north to collect the latest production of Magnum SRI custom tires for further testing. The truck is equipped with a black box packed with monitoring hardware and tracking systems to check all aspects of the vehicles operating conditions to be included as part of the evaluation. This will prove to be the crown jewel of the Magnum SRI venture by documenting the results showing that the performance exceeds all expectations, and byre-writing the rules about what can and cannot be done in the recycling industry.

Particularly noteworthy is the fact that the Magnum SRI Compound Test Tire is a composite compound using the OEM manufacturers Light Truck compound formula with a substitution of 20% of Magnum SRI custom Compound (14% recycled rubber content). In this case it means that tread compound has 14% of recycled content and the sidewall of the tire has a little more than 14% recycled content. Virgin compound modified to allow for customization added to the activated compound will make the final custom compound proportion 20%. There is truly significant in that the Magnum SRI activated compound was not only incorporated into the tread compound but it was also introduced into the sidewall compound of these 'Next Generation' Magnum SRI Truck Tires

Magnum SRI the complete rubber recycling solution.

About MDOR: Magnum's proprietary "GREEN" technology provides a one-of-a-kind solution to all of the challenges in eliminating stockpiles of scrap tires and rubber scrap. Magnum has positioned itself to become a global leader in rubber and scrap tire recycling and its proprietary technology and know-how could potentially revolutionize the industry Worldwide.

Magnum Recycling Canada: Magnum's Magog, Quebec facility is 98,000+ sq. ft. Magnum is currently producing rubber buffing, nuggets, and crumb from recycled scrap tires. Company holds over $130 Million USD in open contracts.

(http://magnumresources.net/gallery/?level=album&id=2)

Magnum's Recycling USA: Magnum's Hudson, Colorado facility consists of 120 acres of high grade commercially zoned land, buildings, equipment, and inventory in excess of 30,000,000+ tires. The facility is one of the largest tire landfills in the world.

(http://magnumresources.net/gallery/?level=album&id=3)

Magnum Engineering International ('MEI') http://magnumei.com/ is a wholly owned subsidiary of Magnum specializing in developing turnkey recycling plants and complete environmental & economical 'Green' solutions.

Magnum/SRI are currently using their Revolutionary technologies to produce next generation rubber recycling solutions for custom compounds, retread compounds, processing aids, advanced state-of-the-art equipment, and reactivated ambient/cryogenic rubber powders for the global market. Magnum/SRI premium compounds can be substituted in high specification compound applications without appreciable loss in properties or performance. The reason why our clients (market) will prefer to use Magnum/SRI compounds is because they will be able to enjoy a substantial and meaningful reduction in raw material cost without compromising product performance and quality. In the competitive environment of rubber product manufacturing this is a major development having a direct positive impact on our customer's bottom line. To visit SRI:

http://www.srielastomers.com

Magnum/SRI Independent Test Results from Rubber Research Institute of the Malaysian Rubber Board Mark Historic Event for the Global Rubber Industry:

http://magnumresources.net/investors/565, http://magnumresources.net/news/607

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. The company is not required to update its forward-looking statements.

        Contact:
        Magnum D'Or Resources, Inc.,
        Fort Lauderdale, FL
        1-954-315-3883
        www.magnumresources.net
        mdor@magnumresources.net

        Green Tech International Advisors
        Human, Public, Investor Relations
        1-561-674-2169
        www.greentechinternationaladvisors.com
        info@greentechinternationaladvisors.com

SOURCE Magnum D'Or Resources, Inc.